Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 1st quarter 2009 Earnings
Pennington, New Jersey, April 30, 2009 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its operating results today for the quarter ended March 31, 2009.
1st Quarter highlights:
•	Net income of $0.46 per diluted share versus $0.41 per diluted share in the prior year’s quarter,
•	Operating income of $0.51 per diluted share versus $0.49 per diluted share in the prior year’s quarter,
•	A GAAP combined ratio of 98.4% versus 98.1% in the prior year’s quarter,
•	Book value per share of $22.93.
Andrew R. Speaker, President and CEO, commented “We are satisfied that our operating results for the quarter were good and a slight improvement over the prior year’s quarter. Profits generated by operations were in part offset by net realized losses, which were comprised mostly of a provision for declines in fair value of securities considered to be other than temporary.”
Speaker added “Direct premium writings continue to be under pressure from the current economic environment as exposures are reduced by the slowdown in economic activity and business failures. This has been especially true of our contractors’ related business which, despite an increase in the number of businesses we insure, has less exposures to insure and consequently results in less direct premium revenue. We have offset some of this direct premium loss by modifications to our reinsurance programs, introduction of new products and an active expense management program.”
Speaker concluded “We have and will continue to exercise discipline in every facet of the organization. We are confident that such an approach provides the best means to achieve profitable results, increase book value and position ourselves well for changing market and economic situations.”

Financial Summary (in thousands, except per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2009	2008
Total revenue	$39,192	$42,073
Net premiums written	31,856	34,539
Net premiums earned	35,582	39,077
Net investment income	3,603	3,361
Net realized losses on investments	(481)	(820)
Net income	2,891	2,592

Earnings per share — Basic	$0.47	$0.42
Earnings per share — Diluted	$0.46	$0.41

Combined ratio	98.4%	98.1%
Book value per share	$22.93	$21.94

Reconciliation of non-GAAP financial measures:

Net income	$2,891	$2,592
Net realized losses on investments, net of tax	(317)	(533)
Net operating income	3,208	3,125

Operating earnings per share — Basic	$0.52	$0.50
Operating earnings per share — Diluted	$0.51	$0.49
In the quarter ended March 31, 2009, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $2.9 million, or $0.46 per diluted share. This result compares to net income of $2.6 million, or $0.41 per diluted share, for the same quarter in the previous year. Included in the current year’s net income are net realized losses of $481,000, as compared to net realized losses of $820,000 in the same period of the previous year. These net realized losses include other than temporary impairments of $535,000 and $100,000, respectively, and a gain of $81,000 and a loss of $696,000 related to the interest rate swaps on trust preferred debt, respectively, in the quarters ended March 31, 2008 and 2007. Operating income for the quarter ended March 31, 2009, increased by approximately 3% over that of the prior year with operating earnings per diluted share of $0.51 as compared to $0.49 for the prior year, and reflected increased net investment income, decreased net premiums earned caused by weakness in the economy in our operating territories, as well as lower levels of losses and operating expenses.

The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.075 per share, to be paid on June 29, 2009 to shareholders of record on June 12, 2009.
Operating income and operating earnings per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of Mercer’s core operating performance. Operating income and operating earnings per share consist of net earnings adjusted for after-tax net realized investment gains and losses.
Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the Company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	March 31,
	2009	2008
	(unaudited)	(unaudited)
Net premiums earned	$35,582	$39,077
Investment income, net of investment expenses	3,603	3,361
Realized investment losses	(481)	(820)
Other revenue	488	455

Total revenue	39,192	42,073
Losses and loss adjustment expenses	22,199	24,770
Amortization of deferred policy acquisition costs	9,905	10,362
Other expenses	2,891	3,195
Interest expense	352	296
Total expenses	35,347	38,623

Income before income taxes	3,845	3,450
Income taxes	954	858

Net income	$2,891	$2,592

Net income per common share:
Basic	$0.47	$0.42
Diluted	$0.46	$0.41

Weighted average number of shares outstanding:
Basic	6,180,227	6,219,748
Diluted	6,233,044	6,378,247

Supplementary Financial Data

Net written premiums	$31,856	$34,539

Book value per common share	$22.93	$21.94

GAAP combined ratio	98.4%	98.1%

Consolidated Balance Sheet
(in thousands, except share amounts)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$349,798	$334,087
Equity securities, at fair value	7,943	10,203
Total investments	357,741	344,290
Cash and cash equivalents	26,206	37,043
Premiums receivable	33,126	34,165
Reinsurance receivable	82,917	86,443
Prepaid reinsurance premiums	5,934	7,096
Deferred policy acquisition costs	18,761	20,193
Accrued investment income	3,666	3,901
Property and equipment, net	18,365	16,144
Deferred income taxes	10,319	9,814
Goodwill	5,416	5,416
Other assets	3,770	4,481
Total assets	$566,221	$568,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$304,062	$304,000
Unearned premiums	75,521	80,408
Accounts payable and accrued expenses	9,737	13,283
Other reinsurance balances	12,596	11,509
Trust preferred securities	15,580	15,576
Advances under line of credit	3,000	3,000
Other liabilities	3,882	3,940
Total liabilities	$424,378	$431,716

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,074,333 shares, outstanding 6,816,533 and 6,801,095 shares	—	—
Additional paid-in capital	$71,542	$71,369
Accumulated other comprehensive income	4,439	2,494
Retained earnings	76,565	74,138
Unearned ESOP shares	(2,351)	(2,505)
Treasury Stock, 630,773 and 621,733 shares	(8,352)	(8,226)
Total stockholders’ equity	141,843	137,270
Total liabilities and stockholders’ equity	$566,221	$568,986